UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2018

FMC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2929 Walnut Street, Philadelphia, PA	19104
(Address of Principal Executive Offices)	(Zip Code)

(215) 299-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2018, FMC Corporation (the “Company”) announced that, effective June 1, 2018, Mark A. Douglas, age 55, will become the President and Chief Operating Officer of the Company. Mr. Douglas joined the Company in March 2010 as Vice President of Global Operations and International Development and as a member of the Executive Committee. In 2011, he was named President of the Company’s Industrial Chemicals Group. Mr. Douglas has been serving as President of the Company’s Agricultural Solutions segment since October 1, 2012. Prior to joining the Company, Mr. Douglas served as Vice President, President Asia at Dow Advanced Materials, a division of Dow Chemical, from 2009 to 2010. Mr. Douglas also currently serves as a board member of the Quaker Chemical Corporation.

There are no family relationships between Mr. Douglas and any of the Company’s directors and officers. There has been no arrangement or understanding between Mr. Douglas and any other person pursuant to which Mr. Douglas was appointed to this position. Further, Mr. Douglas is not party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his promotion and in light of his increased responsibilities, the Company’s Compensation Committee increased Mr. Douglas’s base salary and target annual incentive opportunity, effective on June 1, 2018. Mr. Douglas’s annual base salary was increased to $765,000 and his target annual incentive opportunity was increased to 80% of his annual base salary.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release dated May 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC Corporation

Date: May 21, 2018	By:	/s/ Andrea Utecht
Name: Andrea Utecht
Title: Executive Vice President, General Counsel and Secretary

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